Exhibit (1)(a)

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust (the “Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et. seq.) and sets forth the following:

•	First: The name of the statutory trust formed hereby (the “Trust”) is

New Carlyle Credit Solutions

•	Second: The name and address of the Registered Agent of the Trust in the State of Delaware is

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801 (New Castle County)

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Third: The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a business development company regulated under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq).

•	Fourth: This Certificate of Trust is effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Delaware Statutory Trust Act on this 7th day of July 2026.

By:	/s/ William G. Farrar
Sole Trustee

Name:	William G. Farrar
Typed or Printed